Exhibit 99.1

Company Contact:	Editorial & Analyst Contact:
Dave Faulkner	Stew Chalmers
Cimetrix Incorporated	Positio Public Relations	6979 South High Tech Drive
Phone: (801) 256-6500	Phone: (408) 453-2400	Salt Lake City, Utah 84047-3757
Fax: (801) 256-6510	Fax: (408) 453-2404	801-256-6500
dave.faulkner@cimetrix.com	stew@positio.com	Fax: 801-256-6510

www.cimetrix.com

Cimetrix Acquires EFS Solutions for $1.25 Million

Deal Positions Company as a Leader in the Semiconductor Data Management Market

SALT LAKE CITY, Utah – October 4, 2005 – Cimetrix, Inc. (OTCBB: CMXX), a leading provider of factory automation software and solutions for the global semiconductor and electronics industries, today announced that it has completed the acquisition of EFS Solutions, Inc., a privately held engineering services firm.  Cimetrix paid approximately $1.25 million, including $640,000 in stock and $614,000 in cash.  The consideration is subject to a post closing adjustment based on the assets and liabilities of EFS as of closing.

EFS Solutions, which will integrate with Cimetrix’s Global Services Data Management Solution Center, provides specialty engineering services for semiconductor companies.  These services primarily include yield and manufacturing data management solutions that help semiconductor companies reduce their costs and improve their processes.  EFS was founded in 2003 by former employees of the TRW Manufacturing Solutions Yield Management Practice to provide essentially the same type of yield management services as the group provided at TRW prior to TRW exiting the business.  EFS has steadily increased its revenues every year, with projected revenue of approximately $1.5 to $1.8 million in 2006.  The acquisition is expected to be accretive to earnings and is subject only to the completion and filing of the required audited financial statements of EFS.

“This acquisition, which underscores our commitment to combine organic and M&A growth, is an ideal fit for Cimetrix,” said Bob Reback, president and CEO of Cimetrix.  “In addition to significantly expanding our revenues and strengthening our bottom line, EFS brings a complementary service offering and customer base that dovetails nicely with our Global Services operations, opening the door to cross selling opportunities that will benefit both organizations.”  Currently, Cimetrix’s Global Services operation caters primarily to fab equipment suppliers while EFS is strong at the wafer fabs, a market that Cimetrix will now have better access to for its software solutions.

“We are excited to join forces with Cimetrix”, said Bill Reid, founder and president of EFS Solutions.  “The combination of our companies will create a more formidable and well-rounded organization that’s better able to serve our customers and our respective shareholders.”

Among semiconductor companies there is an increasing need for greater access to quality data throughout product life cycles.  EFS Solutions’ expertise is in assisting semiconductor companies to define, collect and use data throughout the manufacturing process, which ultimately provides higher quality final products at lower costs.  This expertise is complementary to Cimetrix’s expertise as a recognized leader in connectivity products that enable manufacturing equipment to communicate with factory systems.   “This is a win-win agreement for both companies, as Cimetrix is intimately involved in architecting manufacturing equipment to supply quality data, while EFS Solutions has expertise in helping semiconductor companies make beneficial use of the data,” said Kourosh Vahdani, vice president of global services for Cimetrix.  “As we continue to focus our efforts in providing our customers’ customers with specific manufacturing data management solutions, the EFS addition will be a key catalyst to our future success formula.”

 “While this acquisition is justified by the professional services business alone, our hope is that one plus one can equal three,” Reback added.  “With our joint expertise and market synergies, and the new Interface A standard recently approved by Semiconductor Equipment and Materials International (SEMI) to provide greater access to quality data from manufacturing equipment, there may be the potential to mutually identify new business opportunities.”

About Cimetrix Incorporated

Cimetrix designs, develops, markets and supports factory automation software for the global semiconductor and electronics industries. Cimetrix’s connectivity software allows equipment manufacturers to quickly implement the SECS/GEM and Interface A standards, with over 10,000 connections shipped worldwide, and provides solutions to meet the 300mm SEMI communications standards, with OEM customer installs in all major 300mm fabs. Cimetrix’s PC-based motion control software is used by leading equipment manufacturers for demanding robotic applications. Cimetrix provides total solutions for its customers with engineering services and passionate technical support. Major products include CIMConnect™, CIM300™, CIMPortal™ and CODE™ (Cimetrix Open Development Environment). For more information, please visit www.cimetrix.com.

Safe Harbor Statement

The matters discussed in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements about the Company’s and EFS’ prospects for future growth and profitability are forward-looking statements. The comments made by the Company’s senior management in regards to future developments are based on current expectations and involve risks and uncertainties that may adversely affect expected results including but not limited to market acceptance of the Company’s and EFS’ products and services subsequent to the transaction, the ability of the Company to retain the services of the personnel currently involved with EFS, the ability of the Company to successfully integrate the operations of EFS, the delivery of the audited financial statements of EFS prior to the date such financial statements are required to be filed by the Company, the implementation of performance requirements by SEMI, an independent industry trade group, the competitive position of the Company and EFS and their products and services, the economic climate in the markets in which the Company’s and EFS’ products and services are sold, technological improvements in the industry, and other risks discussed more fully in filings by the Company with the Securities and Exchange Commission.  Many of these factors are beyond the control of the Company.  Reference is made to the Company’s most recent filings on Forms 10-K and 10-Q, which detail such risk factors.